EXHIBIT 23.1


KPMG

  KPMG LLP                                            Telephone (604) 691-3000
  Chartered  Accountants                              Telefax (604) 691-3031
  Box 10426, 777 Dunsmuir Street                      www.kpmg.ca
  Vancouver BC V7Y 1K3
  Canada






CONSENT OF INDEPENDENT AUDITOR

To the Board of Directors
Unity Wireless Corporation

We consent to the use of our report dated March 1, 2002 on the consolidated balance sheets of Unity Wireless Corporation as of December 31, 2001 and 2000 and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years then ended, included in this registration statement and prospectus on Form SB-2. Our report dated March 1, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

signed .KPMG LLP.

Chartered Accountants

Vancouver, Canada

September 4, 2002




 KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association.